Exhibit 4.5.12

SHARE PLEDGE AGREEMENT

by and between

HERTZ HOLDINGS NETHERLANDS B.V.

as Pledgor

and

BNP PARIBAS

as Pledgee

Dated 21 December 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

1.1	definitions	2
1.2	interpretation and construction	4

2.	PLEDGE	5

2.1	pledge	5
2.2	preservation of pledge	5

3.	SCOPE OF THE PLEDGE	6

3.1	continuing security	6
3.2	other remedies	6
3.3	transfer of rights	6

4.	REGISTRATION AND NOTIFICATION	7

4.1	registration	7
4.2	notification	7

5.	RIGHTS ATTACHING TO THE SHARES	7

5.1	voting rights	7
5.2	cash and non-cash returns on the shares	8
5.3	subscription rights	8
5.4	contribution calls	9
5.5	communications

6.	REPRESENTATIONS AND WARRANTIES	9

6.1	due incorporation, power, corporate action
6.2	ownership	9
6.3	shares	9
6.4	valid and binding obligations	10
6.5	no breach	10
6.6	no limitation	10

7.	RESTRICTIONS AND UNDERTAKINGS	10

7.1	security	10
7.2	disposal	10
7.3	exercise of rights
7.4	attachments	11
7.5	general undertaking	11

8.	ENFORCEMENT	11

9.	APPLICATION OF PROCEEDS	11

1

10.	DISCLAIMER OF LIABILITY	12

11.	DISCHARGE	12

11.1	release	12
11.2	retention of security	13

12.	POWER OF ATTORNEY	13

12.1	appointment	13
12.2	ratification	13

13.	EVIDENCE OF DEBT	14

14.	MISCELLANEOUS	14

14.1	notices	14
14.2	costs and expenses	14
14.3	delegation of powers	14
14.4	no implied waiver	14
14.5	amendments	14
14.6	severability	15
14.7	entire agreement	15
14.8	benefit of this agreement	15
14.9	assignment	15
14.10	further assurances	15
14.11	governing law	16
14.12	jurisdiction	16

SCHEDULES:

Schedule A:	Power of Attorney
Schedule B:	Declaration of the Company

2

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT is dated 21 December 2005 and made by and between:

(1)                     HERTZ HOLDINGS NETHERLANDS B.V., a private company with limited liability, organised under the laws of the Netherlands, having its registered office at 2132 WT Hoofddorp, Siriusdreef 34-36Amsterdam, the Netherlands, and trade register number 24134976,

represented for the purposes of this Agreement by                                                                         in his/her capacity as                                                                        ,

hereinafter referred to as the “Pledgor”,

and

(2)                     BNP PARIBAS S.A., a société anonyme organised under the laws of France and authorised as a credit institution,, having its registered office at 24, boulevard des Italiens, 75009 Paris, France, and registered with the Registre du Commerce et des Sociétés de Paris under the number 662 042 449, acting in its own name and on behalf of the Beneficiaries as security agent in accordance with Article 5 of the Act of 15 December 2004;

hereinafter referred to as the “Pledgee” or “Security Agent”,

WHEREAS

(A)       The Company (as defined below), among others, has been granted facilities in accordance with the Senior Bridge Facilities Agreement (as defined below).

(B)       The Company has an issued capital of EUR 5,383,000 represented by 176,533 registered shares, fully paid-up. Hertz Holdings Netherlands B.V. is the legal owners of 176,532 registered shares in the Company’s share capital.

(C)       Pursuant to Clause 3.1 of the Senior Bridge Facilities Agreement and Clause 12 of Part 1 of Schedule 4 attached thereto, it is a condition to the Banks making and continuing to make facilities available under the Senior Bridge Facilities Agreement that the Pledgor enters into this Pledge Agreement in order to secure payment of the Secured Liabilities.

(D)       The Pledgor has agreed to enter into this Pledge in favour of the Beneficiaries in respect of the shares it owns in the Company’s share capital, as security for the Secured Liabilities.

(E)        Pursuant to Clause 34 of the Senior Bridge Facilities Agreement, it has been agreed that the benefit of this Pledge shall be held by the Pledgee on behalf of itself and the Beneficiaries and its and their respective successors, assignees and transferees.

(F)        The Company’s articles of association do not prohibit the creation of this Pledge.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS :

1.         DEFINITIONS AND INTERPRETATION

1.1       Definitions

a)         Capitalised terms used in this Agreement, including the introductory paragraph and the preliminary statements hereto, shall carry the meanings specified in the Senior Bridge Facilities Agreement, except where the context indicates otherwise or when defined herein.

b)         The following terms shall have the following meaning:

Agreement	means the present share pledge agreement.

Beneficiaries	means the Finance Parties represented by the Security Agent.

Company

means Hertz Belgium NV, a company organised under the laws of Belgium, having its registered office at Excelsiorlaan 20, 1930 Zaventem, Belgium, recorded with the register of legal entities (Brussels) under company number 0401.678.879.

Enforcement Event

means an Event of Default, as defined in the Senior Bridge Facilities Agreement, which is continuing and has not been waived under the Senior Bridge Facilities Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16(a) of the Senior Bridge Facilities Agreement.

Future Shares

means (i) any share issued by the Company to the Pledgor or any share in the Company’s share capital acquired by the Pledgor after the date hereof and (ii) any and all rights, title and interest in and to the shares in the Company which the Pledgor may in the future acquire, together with all certificates, shares, securities (including, if applicable, any convertible debt instruments, warrants or the dividends or interest thereon), rights, monies or property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of the shares in the Company which the Pledgor may in the future acquire or in substitution or exchange for such shares.

Lien	means, any charge, encumbrance, pledge, lien (including “privilège / voorrecht”), security interest, attachment or similar restriction of any kind in respect of the Shares.

Party/Parties	means any party/parties to this Agreement.

Pledge	means the first priority pledge (“gage de premier rang / pand in eerste rang”) created by or pursuant to this Agreement.

Secured Liabilities

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Finance Parties (including the Hedging Banks) (or any of them) under the Finance Documents (or any of them).

Senior Bridge Facilities Agreement

a senior bridge facilities agreement dated 21 December 2005 entered into between Hertz International, Ltd, as Parent, Hertz Europe Limited, as Coordinator, BNP Paribas S.A. and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon S.A., as Co-Arranger, BNP Paribas S.A., The Royal Bank of Scotland plc and Calyon S.A., as Joint Bookrunners, the financial institutions named therein, as Banks, BNP Paribas S.A., as Global Coordinator, Security Agent and Facility Agent and the Original Borrowers and the Original Guarantors named therein.

Shares

means (i) the 176,532 registered shares in the Company’s share capital, known under the numbers 1 up to 176,532 inclusive and (ii) all rights, title and interest in and to the shares, together with all certificates, shares, securities (including, if applicable, any convertible debt instruments, warrants or the dividends or interest thereon), rights, monies or property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of the Shares or in substitution or exchange for the Shares.

1.2       Interpretation and construction

a)         In this Agreement, unless the contrary intention appears, a reference to

(i)         a provision of law is a reference to that provision as amended or re-enacted;

(ii)        a person includes its successors, transferees and assigns;

(iii)       any document, agreement or other instrument is a reference to that document, agreement or other instrument as from time to time amended, modified, restated, novated, varied or supplemented;

(iv)       a Clause or a Schedule is a reference to a clause or a schedule of this Agreement; and

(v)        words denoting the plural shall include the singular and vice versa and words denoting one gender shall include another gender.

b)         No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision or because that Party is relying on that particular provision.

c)         English language words used in this Agreement intend to describe Belgian legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d)         This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom or relating thereto and any translation thereof, the English language version shall prevail.

e)         Any Belgian legal concept referred to in this Agreement shall, in respect of any jurisdiction other than Belgium, be deemed to include such concepts as in that jurisdiction most closely approximate the Belgian legal concept.

f)          The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g)         Any Schedule and Annex referred to in this Agreement forms an integral part of this Agreement and any reference to this Agreement shall include a reference to the Schedules and Annexes. In the event of any inconsistency or contradiction between the body of this Agreement and any of the Schedules or Annexes, the provisions of the former shall take preference.

h)         The titles and headings in this Agreement or any agreement resulting therefrom or relating thereto are inserted for convenience and reference only and shall in no way affect the meaning, construction or interpretation of any provision thereof.

2.         PLEDGE

2.1       Pledge

a)         The Pledgor hereby grants to the Pledgee, acting in its own name as security agent for and on behalf of the Lenders in accordance with Article 5 of the Act of 15 December 2004, which accepts, a first priority pledge (“gage de premier rang / pand in eerste rang”) over the Shares in order to secure the prompt and complete payment of all Secured Liabilities.

b)         The Pledge shall be governed by the Act of 15 December 2004 on financial collateral (“Loi du 15 décembre 2004 relative aux sûretés financières / Wet van 15 december 2004 betreffende financiële zekerheden”) and, to the extent not covered by the above law, by the Act of 5 May 1872 on commercial pledges (“Loi du 5 mai 1872 relative au gage / Wet van 5 mei 1872 betreffende het pand”).

2.2       Future Shares

a)         If any Pledgor acquires in any manner any Future Shares, which are not included within the pledge contained in Clause 2.1 above, it grants a first ranking pledge to the Pledgee to secure the Secured Liabilities in the form of a pledge (“gage”/”pand”) as set out herein over all such Future Shares.

b)         Upon the acquisition of Future Shares by a Pledgor, such Pledgor shall forthwith (i) notify the Pledgee of the acquisition of the Future Shares, (ii) confirm that the Future Shares are pledged to the benefit of the Pledgee under this Pledge Agreement, and (iii) arrange for a notice as mentioned in Clause 4 to be recorded on its folio in the shareholders’ register of the Company (and provide documentary evidence thereof to the Pledgee). Upon the acquisition of Future Shares, any reference to Shares in this Agreement shall be deemed to include a reference to such Future Shares.

c)         The Pledgor shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all further actions as the Pledgee may from time to time reasonably request to perfect and protect the pledge over such Future Shares.

d)         This Agreement shall apply mutatis mutandis to the Future Shares.

2.3       Preservation of Pledge

If and to the extent that at any time, and from time to time, in the reasonable opinion of the Pledgee, it shall be necessary or appropriate that further instruments be executed or further action be taken in order to create, preserve or perfect a valid first priority right of pledge on any Shares or any Future Shares or to enable the Pledgee to exercise and enforce its rights with respect to any Shares or any Future Shares, the Pledgor shall as soon as possible execute such further instruments or take such further action, at its expenses and in such manner and form as the Pledgee may reasonably require.

3.         SCOPE OF THE PLEDGE

3.1       Continuing security

a)         The Pledge shall constitute continuing security in accordance with Clause 24.3 of the Senior Bridge Facilities Agreement.

3.2       Other remedies

a)         All rights of the Pledgee under this Agreement are in addition to and without prejudice to any other rights vested in the Pledgee. The Pledge may be enforced by the Pledgee without prior recourse to any other security interest or remedy and is in addition to and shall not prejudice or otherwise affect any such security interest or remedy.

b)         The Pledgor waives any right it may have to first require the Pledgee to take action against or seek payment from any other party or enforce any other Lien granted by the Pledgor or any other person before seeking to enforce the Pledge.

3.3       Transfer of rights

The Parties agree that in the event of an assignment, transfer or novation by the Pledgee of all or any part of the Secured Liabilities, the Pledgee shall maintain all of its rights with respect to the Shares, so that the Pledge shall continue, without prejudice to any further consent or formalities, to secure due performance of the Secured Liabilities as assigned, transferred or novated in favour of the (new) Pledgee.

3.4       No subrogation

Until the security created by this Agreement is released in accordance with Clause 11, the Pledgor shall not by virtue of any payment made, security realised or moneys received hereunder for or on account of the liability of any other party:

(a)        be subrogated to any rights, security or moneys held, received or receivable by the Pledgee or be entitled to any right of contribution or indemnity; or

(b)        claim, rank, prove or vote as a creditor of any party or its estate in competition with the Pledgee’s rights created under this Agreement; or

(c)        receive, claim or have the benefit of all payment, distribution or security from or on account of any party, or exercise any right of set-off as against such other party in competition with the Pledgee’s rights created under this Agreement.

4.         RECORDING AND NOTIFICATION

4.1       Recording

a)         The Shares are in registered form. The Pledgor shall not, without the Pledgee’s prior written consent, permit the conversion of the Shares into bearer shares.

b)         The Pledgor shall ensure and arrange for the following notice to be recorded and dated in the shareholders’ register of the Company and signed therein on behalf of the Pledgor and the Pledgee simultaneously with the execution hereof, or for any Future Shares immediately after its subscription thereto or the acquisition thereof, and the Pledgor shall procure that a certified copy of the relevant entries in the shareholders’ register of the Company shall be duly issued and delivered to the Pledgee:

“176.532 action nominative, numéros 1 à 176.532 ont été données en gage de premier rang au profit de BNP PARIBAS S.A. conformément aux dispositions d’une convention de gage sur actions, signée le 21 décembre 2005”

“176.532 aandelen op naam, nummers 1 tot 176.532 zijn verpand in eerste rang ten gunste van BNP PARIBAS S.A. overeenkomstig de bepalingen van een pandovereenkomst, ondertekend op datum van 21 december 2005”

c)         Simultaneously with the execution hereof, unless both Pledgors shall immediately sign the above notice in the shareholders’ register, the Pledgor shall execute and deliver to the Pledgee for the purpose of recording such notice a power of attorney in the form of Schedule A hereto.

4.2       Notification

The Pledgor shall procure that the Company shall forthwith upon the execution hereof provide the Pledgee with a certificate substantially in the form of Schedule B.

5.         RIGHTS ATTACHING TO THE SHARES

5.1       Voting rights

a)         Subject to paragraph (b) below, the Pledgor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Shares, provided, however, that the Pledgor shall not exercise such voting rights in any manner, or otherwise permit or agree to any (i) variation of the rights attaching to or conferred by any of the Shares or (ii) increase in the issued share capital of the Company except if the newly issued shares are pledged to secure the Secured Liabilities pursuant to this or a substantially similar Agreement or (iii) cause an Enforcement Event to occur.

b)         At any time after an Enforcement Event:

(i)         the Pledgee shall be entitled to exercise or direct the exercise by the Pledgor of the voting and other rights attached to the Shares as it sees fit;

(ii)        for the case the Pledgee would elect to exercise those rights, the Pledgor hereby irrevocably appoints (with full power of substitution) the Pledgee as its attorney to vote (without voting instructions) at any shareholders’ meeting of the Company held while an Enforcement Event is continuing.

5.2       Cash and non-cash returns on the Shares

a)         Unless an Enforcement Event has occurred, all dividends on the Shares shall be paid to the Pledgor.

b)         In the event that an Enforcement Event has occurred, all dividends as well as any other cash return on the Shares (whether in the form of repayment of capital, scripts or otherwise) shall be paid exclusively to the Pledgee which shall apply the same towards the Secured Liabilities in accordance with the Senior Bridge Facilities Agreement. If the Pledgor was nevertheless to receive any dividends or any other cash return on the Shares, it shall transfer it immediately to the Pledgee. In the absence of any Secured Liabilities due and payable, the Pledgee may, at its option, either refund the amount of such dividends or cash return to the Pledgors, or hold such amount as part of the Shares and hold it in pledge as collateral for the Secured Liabilities in accordance with the Senior Bridge Facilities Agreement.

b)         Any return on the Shares other than a cash return, irrespective of whether in the form of dividend shares, bonus shares or otherwise, shall be delivered exclusively to, or shall as the case may be give rise to the recording in the shareholders’ register of the Company of a notice as provided in Clause 4 in the name of, the Pledgee and shall be part of the Shares.

c)         This Pledge shall not in any way be affected by any stamping, regrouping, splitting or renewal of the Shares, or by any similar operation, and the securities resulting from any such operation shall be part of the Shares and of the Shares.

5.3       Subscription rights

Unless agreed otherwise by the Pledgee, the Pledgor or, provided that such member enters into a pledge agreement containing the terms and conditions of this Agreement, another member of the Hertz Group, shall exercise all subscription rights to which the Shares may be entitled. The shares resulting from the exercise of any such right shall be held in pledge by the Pledgee as collateral for the Secured Liabilities, shall be part of the Shares for the purposes of this Agreement, and shall be delivered to the Pledgee or shall as the case may be give rise to the recording in the shareholders’ register of the Company of a notice as provided in Clause 4 in the name of the Pledgee.

5.4       Contribution calls

The Pledgor shall forthwith pay up any contributions duly called in respect of the Shares.

6.         REPRESENTATIONS AND WARRANTIES

The Pledgor makes the representations and warranties set out in this Clause 6 to the Pledgee.

The Pledgor undertakes to the Pledgee that these representations and warranties shall at all times remain true and correct until full discharge of the Pledge in accordance with Clause 11.

6.1       Ownership

The Pledgor has full right and title to the Shares. There is no Lien on any Shares other than the Pledge, nor any authority granted or undertaking to create the same. There is no floating charge (“pand op handelszaak / gage sur fonds de commerce”) or other similar foreign law general Lien in existence on the businesses of the Pledgor nor any mandate or undertaking to create the same other than a general pledge on the Company’s business in favour of the Pledgee or Permitted Encumbrances. The Shares are freely transferable and pledgeable. The Shares have not been acquired by the Pledgor, or by any earlier owner, as part of an acquisition of a business or of another set of assets falling under Article 442bis of the Income Tax Code 1992, Article 93undecies.B of the VAT Code or Article 16ter of the Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons.

6.2       Shares

a)         The Shares are validly issued and fully paid up and constitute 99.99 % of the outstanding issued shares in the share capital of the Company. The Company has not declared any dividends in respect of the Shares that are still unpaid on the date hereof.

b)         No depositary receipts have been issued for the Shares.

c)         There are no outstanding options or other rights entitling the holder thereof to the transfer of any of the Shares.

d)         There are no outstanding claims against the Company for the issue of shares in the share capital of the Company.

e)         All of the Shares are registered in accordance with the shareholders’ register of the Company and the Company has not issued any bearer or dematerialised shares at any time.

6.3       Valid and binding obligations

This Agreement creates a valid and enforceable first priority right of pledge over the Shares and constitutes legal, valid and binding obligations of the Pledgor, enforceable in accordance with its terms.

6.4       No breach

The execution and performance of this Agreement does not constitute a breach of any contractual or other obligation of the Pledgor.

6.5       No limitation

There are no limitations, whether pursuant to the articles of association of the Company or to any agreement, to the transferability of the Shares or to the exercise of the voting rights attached thereto. There is no cause of suspension of the voting rights attached to the Shares; in particular, the Pledgor has duly given to the Company any notice that may have been required pursuant to Article 632 §2 of the Company Code in connection with its acquisition of the Shares.

7.         RESTRICTIONS AND UNDERTAKINGS

7.1       Security

Unless otherwise permitted under the Finance Documents, the Pledgor shall not, without the prior written consent of the Pledgee, create or permit to subsist any Lien over any of the Shares or any part thereof (irrespective of whether ranking before or behind the Pledge), and shall not permit the existence of any such Lien other than this Pledge.

7.2       Disposal

a)         Unless otherwise permitted under the Finance Documents, the Pledgor shall not (nor shall the Pledgor agree to), without the prior written consent of the Pledgee, sell, lease, transfer or otherwise dispose of any of the Shares.

b)         The Pledgor shall not acquire or permit the creation of shares in the share capital of the Company unless such shares are pledged to the Pledgee pursuant to this Agreement or a pledge agreement containing the terms and conditions of this Agreement, and the Pledgee shall not co-operate in the issue of depositary receipts for the Shares or any of them.

7.3       Attachments

The Pledgor shall procure that no executory seizure (“saisie exécutoire / uitvoerend beslag”) is made on any of the Shares and that any conservatory seizure (“saisie conservatoire / bewarend beslag”) thereon is lifted within 60 days of its first being made.

7.4       General undertaking

The Pledgor shall not do, or permit to be done, anything which could prejudice the enforceability of the Pledge. The Pledgor shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect the pledge of the Shares and to carry out the provisions and purposes of this Agreement.

8.         ENFORCEMENT

Without prejudice to any other right or remedy available to the Pledgee, at any time on or after an Enforcement Event has occurred:

a)         the Pledgee may enforce the Pledge pursuant to and in accordance with Article 8, §1 of the law of 15 December 2004 relating to financial security interests; and

b)         the Pledgee may exercise all rights and remedies it possesses, and may act generally, to the extent permitted by applicable law, in relation to the Shares in such manner as it shall reasonably determine;

it being understood, for the avoidance of doubt, that nothing in this Agreement shall be construed as giving the Pledgee any right to appropriate any of the Shares.

The exercise by the Pledgee of the rights set out in this Clause 8 shall not be subject to prior notice nor authorisation from the courts.

9.         APPLICATION OF PROCEEDS

All moneys received by the Pledgee under or pursuant to this Agreement shall be applied in accordance with the Intercreditor Deed as defined in the Senior Bridge Facilities Agreement.

10.       DISCLAIMER OF LIABILITY

The Pledgee shall not be liable to the Pledgors for any costs, losses, liabilities or expenses relating to the enforcement of the Pledge or from any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in relation to the Shares or in connection with this Agreement and/or the Senior Bridge Facilities Agreement except to the extent caused by the Pledgee’s own gross negligence (“faute grave / grove fout”) or wilful misconduct (“dol / bedrog”).

11.       DISCHARGE

11.1    Release

a)         Subject to Clause 11.2 hereof, the Pledgee shall, at the request and cost of the Pledgor, release and cancel the Pledge upon (a) the Secured Liabilities being discharged in full and none of the secured parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the security providers or any other person under any of the Finance Documents, or (b) the Pledgors ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Senior Bridge Facilities Agreement,

b)         In connection with (a) any Permitted Disposal of any property that is subject to the Pledge, (b) any sale or other disposition of any Shares otherwise permitted by any Finance Document that is subject to the Pledge, (c) any sale or other disposition of any Pledged Asset where the Facility Agent or the Security Agent has consented to the disposal pursuant to any Finance Document, Take-Out Financing, (d) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by any Finance Document to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge and procure the reassignment to the Pledgor of the Shares pursuant to this Agreement, provided that, to the extent that the disposal of the Shares is a Permitted Disposal or a sale or disposition otherwise permitted by any Finance Document, the Shares shall be declared to be automatically released from the Pledge with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release the Shares.

c)         The Pledgee shall give such instructions and directions as any Pledgor may reasonably require in order to perfect such release.

11.2    Retention of security

a)         Any release of this Pledge shall be null and void and without effect if any payment received by the Pledgee and applied towards satisfaction of all or part of the Secured Liabilities (i) is avoided or declared invalid against the creditors of the maker of such payment, or (ii) becomes repayable by the Pledgee, or (iii) proves not to have been effectively received by the Pledgee.

b)         If any payment by any Pledgor or any discharge given by the Pledgee (whether in respect of any of the Secured Liabilities or any security for the Secured Liabilities or otherwise) is avoided or reduced for whatever reason:

(i)         the liability of any Pledgor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)        the Pledgee shall, to the extent permitted by applicable law, be entitled to recover the value or amount of that security or payment from any Pledgor, as if the payment, discharge, avoidance or reduction had not occurred, being understood that the Pledgor shall promptly do whatever the Pledgee requires for such purpose, without prejudice to the Pledgors’ other obligations under this Agreement.

12.       POWER OF ATTORNEY

12.1    Appointment

The Pledgor hereby irrevocably appoints the Pledgee as its attorney (with full power of substitution) for the purposes of, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit upon the occurrence of an Enforcement Event in accordance with the Senior Bridge Facilities Agreement:

a)         doing anything which the Pledgor is obliged to do (but has not done) under this Agreement and/or the Senior Bridge Facilities Agreement; and

b)         exercising any of the rights conferred on the Pledgor in relation to the Shares, under this Agreement and/or the Senior Bridge Facilities Agreement or any applicable law, provided that such exercising does not violate the corporate interest of the Pledgor.

12.2    Ratification

The Pledgor agrees to ratify and confirm whatever any such attorney shall reasonably do in the exercise or purported exercise of the power of attorney granted by it in Clause 12.1, provided that such action by the Pledgee does not violate the corporate interest of the Pledgor.

13.       EVIDENCE OF DEBT

A certificate signed by the Pledgee setting forth any amount due by the Pledgor in respect of the Secured Liabilities shall, in the absence of manifest error and until evidence of the contrary, be prima facie evidence of the existence and amount of the Secured Liabilities.

14.       MISCELLANEOUS

14.1    Notices

All notices or other communications under or in connection with this Agreement shall be given in accordance with the provisions of Clause 42 of the Senior Bridge Facilities Agreement.

14.2    Costs and expenses

All costs and expenses shall be allocated in accordance with the provisions of Clause 27.2 of the Senior Bridge Facilities Agreement.

14.3    Delegation of powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Pledgee in its absolute discretion may think fit.

14.4    No implied waiver

a)         Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

b)         No failure or delay by the Pledgee to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof.

14.5    Amendments

Except as otherwise provided in this Agreement, no amendment to this Agreement shall have any force or effect unless it is in writing and signed by or on behalf of all Parties having obtained the requisite approval, if any, in accordance with the provisions of the Senior Bridge Facilities Agreement.

14.6    Severability

a)         Each of the provisions of this Agreement is several and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

b)         In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

14.7    Entire agreement

This Agreement contains the entire agreement between the Parties hereto relating to the matters provided herein and supersedes all prior agreements and understandings between the Parties other than the Senior Bridge Facilities Agreement, whether oral or written, regarding the subject matter hereof.

14.8    Benefit of this Agreement

This Agreement shall be binding on, and inure for the benefit of, the Parties and their respective successors.

14.9    Assignment

The Pledgor may not assign or transfer, in full or part, this Agreement or any of its rights, interests or obligations hereunder without the prior consent in writing of the Pledgee.

14.10  Further assurances

In connection with this Agreement and all transactions contemplated hereby, each Party hereto shall execute and deliver all such additional documents and instruments, and perform such additional acts, as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. All approvals and consents of any Party hereunder shall be in writing.

14.11  Governing law

This Agreement shall be governed by and construed in accordance with the laws of Belgium.

14.12  Jurisdiction

a)         Any dispute arsing out of or in connection with this Agreement, that the Parties are unable to settle amicably, shall be submitted to the exclusive jurisdiction of the competent court in Brussels (Belgium).

b)         The submission to the jurisdiction of the Brussels courts referred to in paragraph (a) above shall not limit the right of the Pledgee to initiate proceedings in any other court which may otherwise have jurisdiction.

(signature page follows)

Executed in                                      on 21 December 2005 in two (2) originals, each Party acknowledging the receipt of one original.

HERTZ HOLDING NETHERLANDS B.V.

as Pledgor

By:	/s/ Nuns Moodliar	By:	/s/ Michel Taride

Name: Nuns Moodliar		Name: Michel Taride
Title: Authorized Signatory		Title: Authorized Signatory

BNP PARIBAS S.A.

as Pledgee

By:	/s/ Authorized Signatory	By:	/s/ Authorized Signatory

Name: Authorized Signatory		Name: Authorized Signatory
Title: Authorized Signatory		Title: Authorized Signatory